Exhibit 10(p)

EMPLOYMENT AGREEMENT

This AGREEMENT (“Agreement”) effective as of «Effective_Date» is entered into by and between the Sigma-Aldrich Corporation, a Delaware corporation (“Company”) and «Employee» (“Executive”), an individual.

WITNESS THAT:

WHEREAS, Executive has been effective in his or her service to the Company and its subsidiaries, and the Company recognizes the valuable services that Executive has rendered and desires to be assured that Executive will continue his or her active participation in the business of the Company; and

WHEREAS, Executive is willing to serve the Company and its subsidiaries but desires assurance that in the event of any change in control of the Company that Executive will continue to have the opportunity of employment as provided under the terms of this Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, Company and Executive hereby agree as follows:

1.	Term. This Agreement shall commence on the date hereof and end on the last day of «Last_Day» unless terminated or extended prior to that date. On «Extend_Date» and the last day of April every year thereafter, this Agreement shall be automatically extended one additional year unless, prior to such last day of April, the Company shall have delivered to Executive or Executive shall have delivered to the Company written notice that the Executive’s employment hereunder will not be so extended. Anything in this Paragraph 1 to the contrary notwithstanding, Executive and Company shall each have the right to terminate this Agreement at any time by a 60 day written notice to the other; provided, however, that such 60 day termination right shall no longer be available to the Company after a change in control of the Company.

2.	Compensation. Executive’s cash compensation shall be reviewed and set annually either by the Board of Directors of the Company or by the Compensation Committee of the Board of Directors. Such cash compensation shall be paid either by the Company or by a subsidiary of the Company designated by the Board of Directors of the Company. The salary portion of cash compensation shall be paid to Executive in accordance with the Company’s normal payroll practice. The cash bonus portion, if any, shall be paid in accordance with the provisions of the Company’s Cash Bonus Plan. Subsequent to a change in control of the Company, Executive’s total cash compensation (salary plus bonus) may not be reduced below the level in effect immediately prior to the change in control.

3.	Duties. Executive shall perform the duties assigned from time to time by the Board of Directors of the Company.

4.	Death. The Company’s obligations under this Agreement shall terminate on the last day of the month in which Executive’s death occurs. Any payments then due to Executive shall be made to Executive’s estate. Such payments shall include the cash salary payment for the month in which Executive’s death occurred (if not previously made) and a cash bonus payment in accordance with the Company’s cash bonus program.

5.	Executive Departure. If either the Company or Executive believes, after a change in control of the Company, that Executive is not able, or will not in the future be able, to perform the assigned duties hereunder, Company or Executive, as the case may be, shall so notify the other whereupon Executive’s employment shall cease without jeopardizing any rights to compensation under the terms of Paragraph 2 for the remaining term of the Agreement. The compensation paid Executive after cessation of employment pursuant to this Paragraph 5 shall be considered severance pay. Notwithstanding the foregoing, in the event that Executive is determined to be a specified employee in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder for purposes of any severance payment hereunder, such severance payments shall begin on the first payroll date which is more than six months following the date of separation from service.

6.	Noncompete and Secrets. Anything in this Agreement to the contrary notwithstanding, Executive’s breach of the Sigma-Aldrich Company Employment Agreement and Supplement to Agreement shall relieve the Company of its obligations under this Agreement except for the payment of any compensation due Executive to the date of such breach.

Exhibit 10(p) (continued)

7.	For purposes of this Agreement, a “change in control” of the Company shall be deemed to have occurred if:

(a)	Individuals who constitute the incumbent board cease for any reason to constitute at least a majority of the Board of Directors. The “incumbent board” means the group of directors consisting of (i) those individuals who, as of the effective date of this Agreement, constituted the Board of Directors and (ii) any individuals who become directors subsequent to such effective date whose appointment, election or nomination for election by the shareholders of the Company was approved by a vote of at least a majority of the directors then comprising the incumbent board, excluding, however, members of the incumbent board who are no longer serving as directors. The incumbent board shall exclude any individual whose initial assumption of office occurred (i) as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person (other than a solicitation of proxies by the incumbent board) or (ii) with the approval of the incumbent board but by reason of any agreement intended to avoid or settle a proxy contest.

(b)	More than 25% of (i) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”) or (ii) the then outstanding shares of the Company’s common stock (“Outstanding Company Common Stock”) is directly or indirectly acquired or beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), or any successor rule thereto) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), provided, however, that the following acquisitions and beneficial ownership shall not constitute changes in control pursuant to this subsection (b):

(A) any acquisition or beneficial ownership by the Company or a subsidiary, or

(B) any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one of more of its subsidiaries.

(c)	Consummation of a reorganization, merger, share exchange or consolidation (a “Business Combination”), unless in each case following such Business Combination:

(i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such business combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company through one or more subsidiaries);

(ii) no individual, entity or group (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 25% of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors or other governing body of the entity resulting from such Business Combination, except to the extent that such individual, entity or group owned more than 25% of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the Business Combination; and

(iii) at least a majority of the members of the board of directors or other governing body of the entity resulting from such Business Combination were members of the incumbent board at the time of the execution of the initial agreement, or of the action of the Board of Directors, approving such Business Combination.

(d)	The Company shall sell or otherwise dispose of all or substantially all of the assets of the Company (in one transaction or a series of transactions).

(e)	The shareholders of the Company shall approve a plan liquidate or dissolve the Company, and the Company shall commence such liquidation or dissolution.

8.	Offset. Subsequent to a change in control and a cessation of Executive’s employment with the Company or any subsidiary, to the extent that Executive shall receive compensation for personal services from employment other than with Company during the term of this Agreement, the amounts so earned shall be offset against the amounts due under this Agreement and shall serve to reduce such amounts due.

Exhibit 10(p) (continued)

9.	Modification. This Agreement may be modified only upon the written consent of the Company and Executive.

10.	Legal Expenses. In the event that Executive institutes any legal action to enforce the rights under, or to recover damages for breach of this Agreement, Executive, if the prevailing party, shall be entitled to recover from the Company any reasonable expenses actually incurred for attorney’s fees and disbursements.

IN WITNESS WHEREOF, the parties have executed this Agreement on the specified date indicated.

COMPANY:		EXECUTIVE:

By:		By:
Name:	«Executive_»	Name:	«Employee»
Title:	«Executive_Title»	Title:	«Employee_Title»

Date:	______________________________